UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2010

ARTIFICIAL LIFE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25075	04-3253298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

26/F., 88 Hing Fat Street
Causeway Bay, Hong Kong
(Address of principal executive offices)

(+852) 3102-2800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Claudia Alsdorf

Claudia Alsdorf tendered her resignation from the board of directors and from the audit committee of the board of directors of Artificial Life, Inc. (the “Company”) effective as of September 1, 2010, and the board of directors has accepted her resignation effective as of that date. Ms. Alsdorf resigned from the board of directors in order to pursue other activities.

Appointment of Katzutoshi Miyake

Pursuant to the Company’s bylaws, at a special meeting of the board of directors held on September 2, 2010, the remaining members of the Company’s board of directors approved Katzutoshi Miyake’s appointment to fill the position vacated by Ms. Alsdorf. The board of directors also appointed Mr. Miyake to its audit committee. In consideration for his appointment and service on the Company’s board of directors, the board of directors approved a grant to Mr. Miyake of options to purchase 200,000 shares of the Company’s common stock. Those options will vest in equal installments over a three-year period commencing on the date of grant. The board of directors also approved a monthly fee of $5,000 to be paid to Mr. Miyake as consideration for his service on the board of directors and its audit committee.

Prior to joining the Company’s board of directors, Mr. Miyake was manager of the Japanese trading house Nissho Iwai Corp from 1972 to 1993. From 1993 to 1994, he was general manager of Sega Enterprises Japan responsible for Europe, Middle East, and Asia Pacific. From 1994 to 2001, he was chief executive officer of Sega Europe. From 2001 to 2003, he held board positions for several different companies including Andromeda, Akaei, and Infogrames. Since 2003, he has served as chief executive officer of Stride Asia, chief executive officer of Atari Japan, and chairman of Telcogames.

During the 12-month period before his appointment as a director, Mr. Miyake provided $48,000 worth of consulting services to the Company in connection with the Company’s operations in Japan. The Company has terminated its consulting relationship with Mr. Miyake.

Item 9.01 Financial Statements and Exhibits.

The following is filed as an exhibit to this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press release dated September 8, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTIFICIAL LIFE, INC.

September 8, 2010

By:	/s/ EBERHARD SCHONEBURG Eberhard Schoneburg, Chief Executive Officer